Exhibit 99.1

BM Technologies Receives Notice from NYSE American

RADNOR, PA, May 27, 2022 – BM Technologies, Inc. (NYSE American: BMTX) (the “Company”), one of the largest digital banking platforms and Banking-as-a-Service (BaaS) providers, received notice on May 24, 2022 from NYSE Regulation stating that the Company was not in compliance with the continued listing standards of the NYSE American LLC (the “Exchange”) under the timely filing criteria set forth in Section 1007 of the NYSE American Company Guide (the “Company Guide”). The non-compliance resulted from the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 (the “Form 10-Q”) (the “Filing Deficiency”).

Although the NYSE notice gives the Company a grace period of six months to file the Form 10-Q and cure the filing delinquency, the Company expects to file the Form 10-Q within the next 60 days.

The Form 10-Q was originally due to be filed with the Securities and Exchange Commission (“SEC”) on May 16, 2022. The Form 12b-25 stated that it was unable to file the Form 10-Q by the original due date without unreasonable effort or expense due to the nature of and time constraints inherent in the process for the Company to diligently search for and engage a new independent registered public accounting firm.

As disclosed by the Company in its Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2022, by mutual agreement, BDO USA LLP (“BDO”) resigned as the independent registered public accounting firm for the Company effective May 10, 2022. The Company’s Audit Committee has commenced the process of selecting an independent registered public accounting firm to replace BDO with targeted engagement in June 2022.

Until the Company is again able to file its periodic reports, it intends to furnish preliminary quarterly operating results under cover of a Form 8-K beginning with the results for the quarterly period ended March 31, 2022, which was filed on May 16, 2022.

About BM Technologies, Inc.

BM Technologies, Inc. (NYSE American: BMTX)—formerly known as BankMobile—is among the largest digital banking platforms and Banking-as-a-Service (BaaS) providers in the country, providing access to checking and savings accounts, personal loans, credit cards, and financial wellness. It is focused on technology, innovation, easy-to-use products, and education with the mission to financially empower millions of Americans by providing a more affordable, transparent, and consumer-friendly banking experience. The BM Technologies digital banking platform employs a multi-partner distribution model, known as "Banking-as-a-Service" (BaaS), that enables the acquisition of customers at higher volumes and substantially lower expense than traditional banks, while providing significant benefits to its customers, partners, and business. BM Technologies, Inc. currently has approximately two million accounts and provides disbursement services at approximately 750 college and university campuses (covering one out of every three college students in the U.S.). BM Technologies, Inc. is a technology company and is not a bank, which means it provides banking services through its partner bank. More information can also be found at www.bmtx.com.

BM Technologies, Inc. recently announced the signing of a definitive agreement to merge with First Sound Bank, a Seattle, Washington-based business bank. The combined company, to be named BMTX Bank, will be a fintech-based bank focused on serving customers digitally nationwide. The transaction is subject to regulatory approvals and other customary closing conditions and is expected to close in the second half of 2022.

Contact Information

Investors:
Bob Ramsey, CFA

BM Technologies, Inc.

571-236-8851

rramsey@bmtx.com

Media Inquiries:
Brigit Hennaman
Rubenstein Public Relations, Inc.
212-805-3005
Bhennaman@rubensteinpr.com